Exhibit 8.1

J.J. Viottastraat 52 1071 JT Amsterdam The Netherlands T +31 20 760 16 00 info@vancampenliem.com www.vancampenliem.com

To:

Frank’s International N.V.

Prins Bernhardplein 200

1097 JB, Amsterdam

The Netherlands

[***] 2013

Re:	Frank’s International N.V. – SEC registration of common shares (EXHIBIT 8.1)

Dear Sirs,

You have requested us to render an opinion on matters of Dutch law in relation to the registration of [•] common shares (the “Shares” and each a “Share”) each with a nominal value of one eurocent (EUR 0,01) in the capital of Frank’s International N.V. (the “Issuer”) in connection with the offering as set forth in the underwriting agreement (the “Underwriting Agreement”) between the Issuer and the underwriters (the “Underwriters”), substantially in the form filed with the U.S. Securities and Exchange Commission (the “SEC”) as exhibit 1.1 to the registration statement (the “Registration Statement”) on Form S-1 (Registration No. 333-188536), in relation to the registration (the “Registration”) of the issuance and sale of the Shares with the SEC under the Securities Act of 1933.

1.	Scope of Opinion

This opinion is given only with respect to Dutch law in force at the date of this opinion letter. It (including all terms used in it) it to be construed in accordance with Dutch law. No opinion is expressed or implied as to the laws of any other jurisdiction.

2.	Documents Examined

For the purposes of rendering this opinion, we have examined copies of the following documents:

a.	the notarial deed of incorporation of the Issuer, executed on 1 February 2006 before Tjien Hauw Liem Esq., civil law notary practicing in Amsterdam (the “Incorporation Deed”);

Van Campen Liem is the joint trade name of Liem & Partners N.V. and Van Campen & Partners N.V.

Liem & Partners N.V. has its statutory seat at Amsterdam, the Netherlands, and is registered with the Trade Register under number 54787882.

Van Campen & Partners N.V. has its statutory seat at Amsterdam, the Netherlands, and is registered with the Trade Register under number 54033500.

b.	the Registration Statement, as amended to date;

c.	the notarial deed of amendment of the articles of association of the Issuer, executed on , 2013 before Tjien Hauw Liem Esq., civil law notary practicing in Amsterdam, which includes the articles of association of the Issuer as currently in force; and

d.	the draft notarial deed of amendment of the articles of association of the Issuer, as will be in force at the time of the issue of the Shares.

3.	Assumptions

For the purpose of rendering this opinion we have assumed:

a.	Each copy conforms to the original and each original is genuine and complete;

b.	Each signature is the genuine signature of the individual concerned; and

c.	The Registration Statement has been or will have been filed with the SEC in the form referred to in this opinion.

4.	Opinion

Based upon the foregoing (including the assumptions set forth above) and subject to the qualifications listed herein and subject to any facts, circumstances, events or documents not disclosed to us in the course of our examination referred to above, we are, at the date hereof, of the opinion that:

The statements in the Registration Statement under the heading “Certain Netherlands Income and Estate Tax Considerations”, insofar as they purport to describe the provisions of Dutch tax law, are correct.

5.	Miscellaneous

This opinion expresses and describes Dutch legal concepts in English and not in their original Dutch terms; these concepts may not be identical to the concepts described by the English translations; this opinion may therefore be relied upon only on the express condition that it shall be governed by and that all words and expressions used herein shall be construed and interpreted in accordance with the laws of the Netherlands.

This opinion is an exhibit to the Registration Statement and may be relied upon only for the purpose of the Registration.

This opinion is solely rendered by Liem & Partners N.V., with the exclusion of any of its officers, employees, legal professionals and affiliates, is the sole entity responsible for this opinion. Any liability of Liem & Partners N.V. pursuant to this opinion shall be limited to the amount covered by its liability insurance.

In issuing this opinion we do not assume any obligations to notify or to inform you of any developments subsequent to its date might render its contents untrue or inaccurate in whole or in part of such time.

This opinion is strictly limited to the matters stated herein and may not read as extending by implication to any matters not specifically referred to. Nothing in this opinion should be taken as expressing an opinion in respect of any document examined in connection with this opinion except as expressly confirmed herein.

We hereby consent (the “Consents”) the Issuer to:

a.	file this opinion with the SEC as Exhibit 8.1 to the Registration Statement; and

b.	refer to Van Campen Liem (Liem & Partners N.V.) giving this opinion under the heading “Item 16. Exhibits and Financial Statement Schedules” in the Registration Statement.

However, the Consents are not an admittance that we are in the category of persons whose consent is required under Section 7 of the Securities Act or any rules or regulations of the SEC promulgated thereunder.

Yours sincerely,

Van Campen Liem / Liem & Partners N.V.

**Draft**